Exhibit 99.1

Hour Loop Reports Third Quarter 2024 Results

Profitability Continues Despite Warning Signs for the Overall Economy

Redmond, WA, Nov 12, 2024 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended September 30, 2024.

Financial Highlights for Third Quarter 2024:

●	Net revenues in the third quarter increased 6.6% to $31.1 million, compared to $29.1 million in the year-ago period;
●	Net income in the third quarter totaled $0.5 million, compared to net loss of $0.02 million in the year-ago period; and
●	Cash used in operating activities for the nine months ended September 30, 2024, was $1.2 million, compared to $3.9 million in the year-ago period.

Management Commentary

“We are pleased to report our third quarter 2024 results, in which we continued to deliver good revenue growth, despite low active inventory level due to challenges from severe congestion in the inbound logistics,” said Sam Lai, CEO and interim CFO of Hour Loop. “The revenue growth rate for the third quarter was 6.6%, compared with the year-ago period.”

“Our gross margin and operating margin were both improved, compared with the year-ago period, because of efforts made for inventory quality and efficiency enhancement, operation efficiency improvement, as well as expenses management. Overall, we believe we’ve built a solid foundation to continue generating satisfactory growth while maintaining profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see good demand for our products so far in 2024. We are confident in our ability to continue delivering value to our vendors, customers, and shareholders.”

Third Quarter 2024 Financial Results

Net revenues in the third quarter of 2024 were $31.1 million, compared to $29.1 million in the year-ago period. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite the overall e-commerce traffic slowdown, intense competition and congested inbound logistics.

Gross profit percentage in the third quarter increased 2.2% to 54.8%, compared to 52.6% of net revenues in the comparable period a year ago. The increase was a function of improved product costs, enhanced inventory quality and efficiency, and efforts made on margin increase.

Operating expenses as a percentage of net revenues in the third quarter decreased slightly, by 0.1%, to 52.5%, compared to 52.4% of net revenues in the year-ago period. The decrease reflected better management of normal and long-term storage fees despite a significant increase in inbound placement fees.

Net income in the third quarter of 2024 was $0.5 million, or $0.01 per diluted share, compared to net loss of $0.02 million, or $0.001 per diluted share, in the comparable year-ago period. The increase was driven by reduced costs as a result of the reasons mentioned above and efforts made for expenses management.

As of September 30, 2024, the Company had $1.2 million in cash and cash equivalents, compared to $2.5 million as of December 31, 2023. This decrease was mainly from an increase in inventory purchases for the upcoming holiday season.

Inventories as of September 30, 2024, were $29.1 million, compared to $14.3 million as of December 31, 2023. The increase was due to growth in inventory in view of the upcoming holiday season.

Full Year 2024 Financial Outlook

For the full year 2024, Hour Loop maintained its guidance for net revenue to be in the range of $165 million to $250 million, representing 25% to 89% year-over-year growth. The Company also maintained its guidance for net income in 2024 to be in the range of $4 million to $6 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share and per share data)

As of September 30, 2024 and December 31, 2023

(Unaudited)

	September 30,	December 31,
	2024	2023

ASSETS
Current assets
Cash	$1,194,239	$2,484,153
Accounts receivable, net	548,224	747,650
Inventory, net	29,081,306	14,276,555
Prepaid expenses and other current assets	759,391	504,973
Total current assets	31,583,160	18,013,331

Property and equipment, net	80,081	148,788
Deferred tax	567,347	1,304,215
Operating lease right-of-use lease assets	173,786	83,946
Total non-current assets	821,214	1,536,949
TOTAL ASSETS	$32,404,374	$19,550,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,453,334	$3,812,954
Credit cards payable	4,229,677	4,404,445
Short-term loan	632,911	652,422
Operating lease liabilities-current	178,746	82,269
Accrued expenses and other current liabilities	1,050,363	1,972,512
Total current liabilities	21,545,031	10,924,602

Non-current liabilities
Operating lease liabilities-non-current	-	2,363
Due to related parties	4,170,418	4,170,418
Total non-current liabilities	4,170,418	4,172,781
Total liabilities	25,715,449	15,097,383
Commitments and contingencies	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2024 and December 31, 2023	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,132,480 and 35,082,464 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	3,513	3,508
Additional paid-in capital	5,787,687	5,727,650
Retained earnings (accumulated deficit)	931,989	(1,252,622)
Accumulated other comprehensive loss	(34,264)	(25,639)
Total stockholders’ equity	6,688,925	4,452,897

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,404,374	$19,550,280

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In U.S. Dollars, except for share and per share data)

For the Three and Nine Months Ended September 30, 2024 and 2023

(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

Revenues, net	$31,075,498	$29,152,360	$83,827,327	$72,637,417
Cost of revenues	(14,036,187)	(13,819,798)	(36,710,400)	(36,331,604)
Gross profit	17,039,311	15,332,562	47,116,927	36,305,813

Operating expenses
Selling and marketing	14,585,652	13,632,333	38,603,540	33,385,216
General and administrative	1,731,816	1,631,484	5,316,176	5,311,323
Total operating expenses	16,317,468	15,263,817	43,919,716	38,696,539

Income (loss) from operations	721,843	68,745	3,197,211	(2,390,726)

Other (expenses) income
Other expense	(516)	(3,527)	(6,449)	(7,470)
Interest expense	(62,862)	(62,476)	(186,958)	(185,964)
Other income	28,933	19,750	116,444	56,102
Total other expenses, net	(34,445)	(46,253)	(76,963)	(137,332)

Income (loss) before income taxes	687,398	22,492	3,120,248	(2,528,058)
Income tax (expense) benefit	(217,751)	(37,548)	(935,637)	508,390

Net income (loss)	469,647	(15,056)	2,184,611	(2,019,668)

Other comprehensive loss
Foreign currency translation adjustments	15,966	(12,032)	(8,625)	(19,885)

Total comprehensive income (loss)	485,613	(27,088)	2,175,986	(2,039,553)

Basic and diluted income (loss) per common share	$0.01	$(0.00)	$0.06	(0.06)
Weighted-average number of common shares outstanding	35,130,677	35,058,340	35,111,844	35,061,286

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Nine Months Ended September 30, 2024 and 2023

(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2024	2023

Cash flows from operating activities
Net income (loss)	$2,184,611	$(2,019,668)
Reconciliation of net income (loss) to net cash used in operating activities:
Depreciation expenses	98,624	100,441
Amortization of operating lease right-of-use lease assets	157,520	262,913
Deferred tax	736,868	(508,390)
Stock-based compensation	60,042	34,333
Inventory allowance	578,622	972,582
Changes in operating assets and liabilities:
Accounts receivable	199,426	(384,775)
Inventory	(15,383,373)	(5,896,260)
Prepaid expenses and other current assets	(254,418)	(412,309)
Accounts payable	11,640,380	5,439,274
Credit cards payable	(174,768)	(412,770)
Accrued expenses and other current liabilities	(922,149)	(842,318)
Operating lease liabilities	(153,270)	(280,333)
Net cash used in operating activities	(1,231,885)	(3,947,280)

Cash flows from investing activities:
Purchases of property and equipment	(35,031)	(14,024)
Net cash used in investing activities	(35,031)	(14,024)

Effect of changes in foreign currency exchange rates	(22,998)	(38,673)

Net change in cash	(1,289,914)	(3,999,977)

Cash at beginning of the period	2,484,153	4,562,589

Cash at end of the period	$1,194,239	$562,612

Supplemental disclosures of cash flow information:
Cash paid for interest	$15,266	$172,964
Cash paid for income tax	$210,811	$362
Noncash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$248,917	$27,330

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.